CLASS R SHARES DISTRIBUTION PLAN

                     PIONEER CALIFORNIA TAX FREE INCOME FUND


         CLASS R SHARES DISTRIBUTION PLAN, dated as of December 10, 2004 of PIONEER CALIFORNIA TAX FREE INCOME FUND (the "Fund"), a series of Pioneer Series Trust II, a Delaware statutory trust (the "Trust").

                                   WITNESSETH
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         WHEREAS, the Trust is engaged in business as an open-end, management investment company and is registered under the Investment Company Act of 1940, as amended (collectively with the rules and regulations promulgated thereunder, the "1940 Act");

         WHEREAS, the Trust intends to distribute shares of beneficial interest (the "Class R Shares") of the Trust in accordance with Rule 12b-1 promulgated by the Securities and Exchange Commission under the 1940 Act ("Rule 12b-1"), and desires to adopt this Class R Shares distribution plan (the "Class R Plan") as a plan of distribution pursuant to Rule 12b-1;

         WHEREAS, the Trust desires that Pioneer Funds Distributor, Inc., a Massachusetts corporation ("PFD") or such other persons as may be appointed principal underwriter from time to time, provide certain distribution services for the Trust's Class R Shares in connection with the Class R Plan (PFD and any successor principal underwriter of the Trust's shares being referred to as an "Underwriter");

         WHEREAS, the Trust has entered into an underwriting agreement (in a form approved by the Trust's Board of Trustees in a manner specified in Rule 12b-1) with the Underwriter, whereby the Underwriter provides facilities and personnel and renders services to the Trust in connection with the offering and distribution of Class R Shares (the "Underwriting Agreement");

         WHEREAS, the Trust also recognizes and agrees that (a) the Underwriter may retain the services of firms or individuals to act as dealers or wholesalers (collectively, the "Dealers") of the Class R Shares in connection with the offering of Class R Shares, (b) the Underwriter may compensate any Dealer that sells Class R Shares in the manner and at the rate or rates to be set forth in an agreement between the Underwriter and such Dealer and (c) the Underwriter may make such payments to the Dealers for distribution services out of the fee paid to the Underwriter hereunder, any deferred sales charges imposed by the Underwriter in connection with the repurchase of Class R Shares, its profits or any other source available to it;

         WHEREAS, the Trust recognizes and agrees that the Underwriter may impose certain deferred sales charges in connection with the repurchase of Class R Shares by the Trust, and the Underwriter may retain (or receive from the Trust, as the case may be) all such deferred sales charges; and

         WHEREAS, the Board of Trustees of the Trust, in considering whether the Trust should adopt and implement this Class R Plan, has evaluated such information as it deemed necessary to

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make an informed determination whether this Class R Plan should be adopted and implemented and has considered such pertinent factors as it deemed necessary to form the basis for a decision to use assets of the Trust for such purposes, and has determined that there is a reasonable likelihood that the adoption and implementation of this Class R Plan will benefit the Trust and its Class R shareholders;

         NOW, THEREFORE, the Board of Trustees of the Trust hereby adopts this Class R Plan for the Trust as a plan of distribution of Class R Shares in accordance with Rule 12b-1, on the following terms and conditions:

     1.   (a)   The Fund is authorized to compensate the Underwriter for (1)
     distribution services and (2) personal and account maintenance services performed and expenses incurred by the Underwriter in connection with the Fund's Class R Shares. Such compensation shall be calculated and accrued daily and paid monthly or at such other intervals as the Board of Trustees may determine.

          (b) The amount of compensation payable to the Underwriter during any one (1) year for distribution services with respect to Class R Shares shall be 0.25% of the Fund's average daily net assets attributable to Class R Shares for such year (the "Distribution Fee").

          (c) Distribution services and expenses for which an Underwriter may be compensated pursuant to this Class R Plan include, without limitation: compensation to and expenses (including allocable overhead, travel and telephone expenses) of (i) Dealers, brokers and other dealers who are members of the National Association of Securities Dealers, Inc. (the "NASD") or their officers, sales representatives and employees, (ii) the Underwriter and any of its affiliates and any of their respective officers, sales representatives and employees, (iii) banks and their officers, sales representatives and employees, who engage in or support distribution of the Fund's Class R Shares; printing of reports and prospectuses for other than existing shareholders; and preparation, printing and distribution of sales literature and advertising materials.

          (d) The Underwriter shall be deemed to have performed all services required to be performed in order to be entitled to receive the Distribution Fee, if any, payable with respect to Class R Shares sold through such Underwriter upon the settlement date of the sale of such Class R Shares or in the case of Class R Shares issued through one or a series of exchanges of shares of another investment company for which the Underwriter acts as principal underwriter or issued as a dividend or distribution upon Class R Shares, on the settlement date of the first sale on a commission basis of a Class R Share from which such Class R share was derived.

          (e) The amount of compensation paid during any one (1) year for personal and account maintenance services and expenses shall be 0.25% of the Fund's average daily net assets attributable to Class R Shares for such year. As partial consideration for personal services and/or account maintenance services provided by the Underwriter to the Class R Shares, the Underwriter shall be entitled to be paid any fees payable under this clause
     (e) with respect to Class R Shares for which no dealer of record exists, where less

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     than all consideration has been paid to a dealer of record or where qualification standards have not been met.

          (f) Personal and account maintenance services for which the Underwriter or any of its affiliates, banks or Dealers may be compensated pursuant to this Class R Plan include, without limitation: payments made to or on account of the Underwriter or any of its affiliates, banks, other brokers and dealers who are members of the NASD, or their officers, sales representatives and employees, who respond to inquiries of, and furnish assistance to, shareholders regarding their ownership of Class R Shares or their accounts or who provide similar services not otherwise provided by or on behalf of the Fund.

          (g) The Underwriter may impose certain deferred sales charges in connection with the repurchase of Class R Shares by the Fund and the Underwriter may retain (or receive from the Fund as the case may be) all such deferred sales charges.

          (h) Appropriate adjustments to payments made pursuant to clauses (b) and (e) of this paragraph 1 shall be made whenever necessary to ensure that no payment is made by the Fund in excess of the applicable maximum cap imposed on asset based, front-end and deferred sales charges by Section 2830(d) of the Conduct Rules of the NASD.

     2. The Trust understands that agreements between the Underwriter and Dealers may provide for payment of fees to Dealers in connection with the sale of Class R Shares and the provision of services to shareholders of the Fund. Nothing in this Class R Plan shall be construed as requiring the Fund or the Trust to make any payment to any Dealer or to have any obligations to any Dealer in connection with services as a dealer of the Class R Shares. The Underwriter shall agree and undertake that any agreement entered into between the Underwriter and any Dealer shall provide that such Dealer shall look solely to the Underwriter for compensation for its services thereunder and that in no event shall such Dealer seek any payment from the Fund or the Trust.

     3. Nothing herein contained shall be deemed to require the Trust to take any action contrary to its Agreement and Declaration of Trust, as it may be amended or restated from time to time, or By-Laws or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Trust's Board of Trustees of the responsibility for and control of the conduct of the affairs of the Trust; it being understood that actions taken pursuant to Section 1(b) shall not be considered such an action described above.

     4. This Class R Plan shall become effective upon approval by a vote of the Board of Trustees, including a majority of the Trustees who are not "interested persons" of the Trust and who have no direct or indirect financial interest in the operation of the Class R Plan or in any agreements related to the Class R Plan (the "Qualified Trustees"), such votes to be cast in person at a meeting called for the purpose of voting on this Class R Plan.

     5. This Class R Plan will remain in effect indefinitely, provided that such continuance is "specifically approved at least annually" by a vote of both a majority of the Trustees of the Trust and a majority of the Qualified Trustees.

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If such annual approval is not obtained, this Class R Plan shall expire on the annual anniversary of the adoption of this Class R Plan following the last such approval.

     6. This Class R Plan may be amended at any time by the Board of Trustees; provided that this Class R Plan may not be amended to increase materially the limitations on the annual percentage of average net assets which may be expended hereunder without the approval of holders of a "majority of the outstanding voting securities" of Class R of the Fund and may not be materially amended in any case without a vote of a majority of both the Trustees and the Qualified Trustees. This Class R Plan may be terminated at any time by a vote of a majority of the Qualified Trustees or by a vote of the holders of a "majority of the outstanding voting securities" of Class R of the Fund.

     7. The Trust and the Underwriter shall provide to the Trust's Board of Trustees, and the Board of Trustees shall review, at least quarterly, a written report of the amounts expended under this Class R Plan and the purposes for which such expenditures were made.

     8. While this Class R Plan is in effect, the selection and nomination of Qualified Trustees shall be committed to the discretion of the Trustees who are not "interested persons" of the Trust.

     9. For the purposes of this Class R Plan, the terms "interested persons," "majority of the outstanding voting securities" and "specifically approved at least annually" are used as defined in the 1940 Act.

     10. The Trust shall preserve copies of this Class R Plan, and each agreement related hereto and each report referred to in Paragraph 7 hereof (collectively, the "Records"), for a period of not less than six (6) years from the end of the fiscal year in which such Records were made and, for a period of two (2) years, each of such Records shall be kept in an easily accessible place.

     11. This Class R Plan shall be construed in accordance with the laws of The Commonwealth of Massachusetts and the applicable provisions of the 1940 Act.

     12. If any provision of this Class R Plan shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Class R Plan shall not be affected thereby.

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